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Exhibit 99.1

JOINT FILING AGREEMENT

    In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the persons names below agree to the joint filing on behalf of each of them a Statement on Schedule 13D (including amendments thereto) with regard to the common stock of Cidco Incorporated, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing(s). In evidence thereof, the undersigned, being duly authorized, hereby execute this agreement as of the 29th day of October, 2001.

Date:	October 29, 2001	By:	/s/ JOHN FLOISAND John Floisand
Date:	October 29, 2001	By:	/s/ ERNEST JACQUET Ernest Jacquet
Date:	October 29, 2001	By:	/s/ RICHARD KENT Richard Kent
Date:	October 29, 2001	By:	/s/ ROBERT LEE Robert Lee
Date:	October 29, 2001	By:	/s/ PAUL LOCKLIN Paul Locklin
Date:	October 29, 2001	By:	/s/ WILLIAM SOLE William Sole
Date:	October 29, 2001	By:	/s/ MARV TSEU Marv Tseu
J&R INVESTMENT MANAGEMENT CO.
Date:	October 29, 2001	By:	/s/ ERNEST JACQUET Name: Ernest Jacquet Title: Managing Member
EARTHLINK, INC.
Date:	October 29, 2001	By:	/s/ SAMUEL R. DESIMONE, JR. Name: Samuel R. DeSimone, Jr. Title: Executive Vice President, General Counsel and Secretary

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JOINT FILING AGREEMENT